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                                                                   EXHIBIT 10.13

                                    AGREEMENT

                  This Agreement is entered into this 2nd day of August, 1999, by and between Atrix Laboratories, Inc., a Delaware corporation (the "Company"), with its principal place of business at 2579 Midpoint Drive, Fort Collins, Colorado 80525, and John E. Urheim, an individual (the "Employee"), with his address at 5417 Taylor Lane, Fort Collins, Colorado 80525.

                  WHEREAS, Employee desires to resign from his position as an officer of the Company and its subsidiaries for health reasons.

                  WHEREAS, the Company and Employee desire to enter into this Agreement to set forth the terms of such resignation.

         NOW, THEREFORE, in consideration of the covenants undertaken, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

         1. Resignation. Employee's employment with the Company as its Chief Executive Officer will terminate effective as of 5:00 p.m. Mountain Daylight Time, August 2, 1999 (the "Resignation Date"). Effective on the Resignation Date, Employee will relinquish all positions as an officer of the Company or its subsidiaries. Employee acknowledges that upon receipt of the Employee's final salary payment for the period ended August 31, 1999 that the Company will have paid him for all work performed on or prior to the Resignation Date based on Employee's base annual salary of Two Hundred Fifty-Five Thousand Dollars ($255,000) ("Base Salary"), and has provided Employee with all benefits to which he was entitled through the Resignation Date.

         2. Final Termination Date. The Company shall employ Employee as a salaried employee of the Company reporting to the Company's interim Chief Executive Officer to assist the Company in all matters relating to the winding-up of pending work and the orderly transition of work to other employees from the Resignation Date through August 31, 1999, at which time Employee's employment with the Company will terminate ("Final Termination Date"); provided however, Employee will be deemed to be an "employee" for severance related issues as provided in Section 3 hereof. The Company shall pay Employee his salary based on his Base Salary, and provide Employee with benefits on substantially the same conditions and terms as previously provided to Employee from the Resignation Date through the Final Termination Date. Employee hereby waives any right to claim reinstatement as an employee of the Company or its subsidiaries after the Final Termination Date.

         3. Severance. The Company shall provide Employee with:

                  (a) Severance Payments. The cash equivalent of twelve (12) months of Employee's Base Salary, Two Hundred Fifty-Five Thousand Dollars ($255,000.00) in the form of salary continuation for the period from September 1, 1999 through August 31, 2000, in accordance with the Company's normal payroll procedures ("Severance Payment"). The Company shall deduct all applicable tax


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         withholdings for state and federal income taxes, FICA and other deductions required by law and/or authorized by Employee from the Severance Payment.

                  (b) Severance Benefits. Dental, medical, life insurance coverage and other employee benefits provided by the Company on the same terms as the Company provided to Employee prior to the Resignation Date for the period from September 1, 1999 through August 31, 2000. The benefits provided for in this Section 3(b) shall constitute all of the Severance Benefits provided by the Company to Employee after the Final Termination Date. The Company will use its best efforts to cause such Severance Benefits to be effective on or before the Final Termination Date. Employee acknowledges that except as provided for in this Agreement, Employee shall not otherwise be entitled to any other payments or benefits from the Company.

         4. Consulting. If requested by the Company's interim Chief Executive Officer (or permanent Chief Executive Officer) subsequent to August 31, 1999 Employee will serve as a part-time consultant (but in any event no more than a maximum of 30 hours per week) to the Company to assist the Company on acquisitions, licensing and other matters as deemed appropriate by the Company's interim Chief Executive Officer (or permanent Chief Executive Officer). In that capacity, Employee will be paid One Hundred and Fifty Dollars ($150) per hour as set forth on Exhibit B. Employee's engagement as a part-time consultant to the Company will not entitle him to any other payments or benefits beyond this hourly rate of compensation. Employee's engagement as a part-time consultant will be as an independent contractor, and he shall not be deemed or construed to be an agent, servant, representative, or employee of the Company within the meaning of any State Worker's Compensation Act, the common law of any State, the rules of any federal agency, or federal law.

         5. Stock Options. Employee has unvested stock options to acquire 28,034 shares of the Company's $.001 par value common stock (the "Options"), at exercise prices ranging from $6.625 to $16.50 per share. The Company will cause all unvested Options to immediately vest as of the date this Agreement becomes effective or enforceable.

         6. Company Property. Employee represents that he will turn over to the Company all files, memoranda, records, other documents and all other physical property which Employee received from the Company and which are the property of the Company by the Final Termination Date, or sooner if requested by the Company. Employee shall return to the Company all Company credit cards and calling cards promptly upon request.

         7. Tax Liability. Employee agrees that Employee is exclusively liable for the payment of any federal, state, city or other taxes which may be due as a result of any consideration received by Employee as provided by this Agreement; provided, however, that Company shall pay all federal, state and local amounts withheld from payments to Employee and all other employment taxes of the type normally paid by Company on employee salaries in connection with the consideration payable to Employee pursuant to Section 3 of this Agreement.

         8. Releases by Employee. Except for obligations created by this Agreement, Employee hereby covenants not to sue and fully releases the Company and its


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subsidiaries and affiliates, past and present, and each of them, as well as their directors, partners, officers, agents, attorneys, insurers, employees, stockholders, representatives, assigns and successors, past and present, and each of them (hereinafter together and collectively referred to as "Releasees") with respect to and from all actions, and claims of any kind, known or unknown, suspected or unsuspected, which Employee may now have or has ever had against any of the Releasees, including all claims arising from, with respect to, or related in any manner to Employee's employment as chief executive officer and/or in any other capacity as an officer or employee of the Company or its subsidiaries and all matters relating to, arising out of or with respect to the decision to terminate that relationship and the termination of that relationship, as of the Final Termination Date (and specifically including any and all claims related to prior promises or contracts of employment and any and all claims for wages, benefits, vacation pay, and wrongful termination or discrimination whether based on age, race, sex, disability or otherwise including specifically and without limitation claims under the Federal Age Discrimination in Employment Act, Americans with Disabilities Act, and any state or local statute or law). Employee warrants and represents that Employee has not assigned or transferred to any person or entity any of the claims released by this Agreement and Employee agrees to defend, by counsel of Company's choosing, and indemnify and hold harmless any of the Releasees from and against any claims based on or in connection with or arising out of any such assignment or transfer made.

         9. Releases by Company. Except for obligations created by this Agreement, the Company hereby covenants not to sue and fully releases Employee and his successors and assigns (the "Employee Releasees"), with respect to and from all actions, and claims of any kind, known or unknown, suspected or unsuspected, which Company may now have or has ever had against any of the Employee Releasees, including all claims arising from Employee's position as a chief executive officer or employee of the Company or its subsidiaries and the termination of that relationship (and specifically including any and all claims related to prior promises or contracts of employment), as of the Final Termination Date; provided, however, the Company does not release the Employee Releases with respect to claims arising out of or relating to the fraud, gross negligence or willful misconduct of the Employee. The Company warrants and represents that the Company has not assigned or transferred to any person or entity any of the claims released by this Agreement and the Company agrees to defend, at its sole cost and expense, by counsel of Employee's choosing, and indemnify and hold harmless any of the Employee Releasees from and against any claims based on or in connection with or arising out of any such assignment or transfer made.

         10. Indemnification and Defense by Company. Company shall indemnify and defend, at its sole cost and expense, Employee in any threatened, pending, or contemplated action, suit or proceeding, whether civil or criminal, administrative or investigative, or whether formal or informal which arises by reason of the fact that Employee was chief executive officer of the Company and/or in any other capacity as an officer or employee of the Company or its subsidiaries prior to the Resignation Date, against expenses, including attorney's fees, judgments, penalties, fines and amounts to be paid in settlement in connection with such action, suit or proceeding if it is determined by the Company that Employee conducted himself in good faith and that Employee reasonably believed (i) in the case of conduct in his official capacity with the Company,


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that his conduct was in the Company's best interests, or (ii) in all other cases
(except criminal cases), that his conduct was at least not opposed to the Company's best interests, or (iii) in the case of any criminal proceeding, that he had no reasonable cause to believe that his conduct was unlawful
("Indemnified Claims"). The Company shall have the sole and exclusive right to select legal counsel to represent the Company and Employee, and to control the defense and/or settlement of any Indemnified Claims. Employee agrees to cooperate with the Company in the defense of any Indemnified Claims, and make available to the Company any and all documents in his possession and/or control that may be necessary or useful to such defense and/or settlement.

         No indemnification shall be made to Employee under this Section 10 with respect to any claim, issue or matter in connection with a proceeding by or on behalf of the Company or any other entity in which Employee's actions giving rise to the action, suit, proceeding or claim constituted fraud, gross negligence and/or willful misconduct on the part of the Employee.

         11. Cooperation. Employee agrees to fully cooperate with Company in all matters relating to the winding up of pending work on behalf of Company and the orderly transfer of work to other employees of the Company following the Final Termination Date and thereafter. Employee shall also cooperate in the resolution of any dispute, including litigation of any action, involving the Company that relates in any way to Employee's activities while employed by Company. The terms and conditions of this Section 11 shall not apply to the Company's defense and/or indemnification of Employee with respect to the Indemnified Claims under
Section 10 of this Agreement.

         12. Non-Competition.

                  (a) Employee covenants and agrees with the Company that for the period from September 1, 1999 through August 31, 2000 (the "Non-Competition Period"), Employee will not engage or participate, directly or indirectly, as principal, agent, employee, employer, consultant, advisor, sole proprietor, stockholder, partner, independent contractor, trustee, joint venturer or in any other individual or representative capacity whatever, in the conduct or management of, or own any stock or other proprietary interest in, or debt of, any business organization, person, firm partnership, association, corporation, enterprise or other entity that shall be engaged in any business (whether in operation or in the planning, research or development stage) that is a Competitive Business, unless Employee shall obtain the prior written consent of the Board of Directors of the Company which consent shall make express reference to this Agreement. Notwithstanding the foregoing, Employee may make passive investments in any company whose stock is listed on a national securities exchange or traded in the over-the-counter market so long as he does not come to own, directly or indirectly, more than five percent (5%) of the equity securities of such company. For purposes of this Agreement, a business shall be considered a "Competitive Business" if it involves or relates to (i) any business in which the Company is actively engaged as of September 1, 1999 or any business in which during the twelve (12) months immediately preceding September 1, 1999 the Company actively contemplated engaging (as evidenced by (x) discussions between


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         Employee or any other officer of the Company, (y) inclusion in a written business plan or proposal, or (z) discussions between Employee or any other officer of the Company and any customer or prospective customer of the Company) or (ii) any business in which an affiliate is actively engaged on the date of termination or any business in which during the twelve (12) months immediately preceding September 1, 1999 an affiliate actively contemplated engaging (as evidenced by (x) discussions between any officer of any affiliate, (y) inclusion in a written business plan or proposal, or (z) discussions between an officer of any affiliate and any customer or prospective customer of any affiliate), provided, however, for purposes of this clause (ii), such business involves or relates to the research, development, manufacturing, production, marketing, selling or servicing of products or services for or related to the drug delivery business.

                  (b) Employee covenants and agrees with the Company that from the Effective Date through August 31, 2000, Employee will not directly or indirectly solicit or induce, or aid any other entity or person in soliciting or inducing, or knowingly permit any entity directly or indirectly controlled by him to solicit or induce, any person who is, or during the last six months of Employee's employment by the Company was, an officer, director, executive, consultant or employee of the Company or any of its affiliates or any of its existing or future subsidiaries to leave the employment or association with the Company, its affiliate or subsidiary, to become employed or retained by any other entity or to participate in the establishment of any other business.

                  (c) Employee agrees that in addition to the remedies the Company may seek and obtain pursuant to this Agreement, the period during which the covenants contained in this Section 12 apply shall be extended by any and all periods during which Employee shall be found by a court possessing personal jurisdiction over him to have been in violation of the covenants contained in this Agreement.

                  (d) Without limitation of any of the provisions of this
         Section 12, any payments to be made to Employee or for his benefit pursuant to Section 3 of this Agreement shall be deemed to secure his agreements set forth in this Section 12 and such payments may be terminated by the Company if Employee fails to observe the agreements set forth in this Section 12.

                  (e) Employee (i) acknowledges that, subject to current health limitations and successful cardiac rehabilitation, his skills and experience are such that he can anticipate finding employment at a senior level in his profession, and (ii) represents and agrees that the restrictions imposed by this Section 12 on engaging in competitive business activities are necessary for the protection of the legitimate interests and competitive position of the Company and do not impose undue hardships on him.


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         13. Nonadmission of Violation. This Agreement is not, and shall not be construed as, an admission by Company of any violation of its policies or procedures, or of any local, state or federal law or regulation.

         14. Complete Agreement. This Agreement constitutes the full and entire agreement and understanding of the parties. This Agreement supersedes and replaces all prior negotiations and all agreements, proposed or otherwise, between the parties, whether written or oral, concerning the subject matters hereof. This Agreement also supersedes, replaces and terminates as null and void all prior employment and severance agreements between Employee and the Company. All such prior negotiations and agreements are merged into this Agreement. This Agreement does not, however, affect or limit the parties' past or ongoing respective rights and responsibilities under any applicable stock option agreement which provides for disposition of stock which Employee may hold in the Company. The terms and conditions contained herein shall inure to the benefit of, and be binding upon, the heirs, representatives, assigns and successors-in-interest of the parties. This is an integrated document.

         15. Severability of Invalid Provisions. If any provision or portion of this Agreement or the application thereof is held by a court of competent jurisdiction or arbitrator to be invalid, unlawful or unenforceable, the remaining provisions or portions of provisions of this Agreement shall remain in full force and effect. Such invalidity shall not affect other provisions or applications of the Agreement which can be given effect without the invalid provisions or applications and to this end the provisions of this Agreement are declared severable.

         16. Choice of Law. Except for claims relating to trade secrets, any dispute between the parties relating in any way to Employee's employment, the termination of that employment or this Agreement, including, without limitation, the formation, implementation, or termination thereof shall be resolved by arbitration before a single arbitrator in Fort Collins, Colorado, according to the commercial rules of the American Arbitration Association. The parties also agree that prior to commencing any arbitration proceedings, as provided above, the parties shall first attempt to resolve any dispute between or among them through mediation with the assistance of a mediator selected by or agreeable to the parties to the dispute. The costs and expense of arbitration and mediation shall be shared equally by the parties to the arbitration and/or mediation, regardless of which party prevails. The rights and obligations of the parties hereunder, including any agreement to arbitrate and the law to be applied in the arbitration shall be construed and enforced in accordance with and governed by the law of the United States to the extent applicable and otherwise the laws of the State of Colorado, without giving effect to principles of conflicts of law.

         17. Waiver of Breach. No waiver, amendment or modification of this Agreement shall be effective unless in writing and signed by the party against whom the waiver, amendment or modification is sought to be enforced. No waiver of any term, condition, breach or default of this Agreement shall be construed as a waiver of any other term,


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condition, breach or default. Failure to enforce any breach or default of this agreement shall not be a waiver of that breach or default or any other breach or default of this Agreement.

         18. Further Executions. All parties agree to cooperate fully and to execute any and all supplementary documents and to take all additional actions that may be necessary or appropriate to give full force to the basic terms and intent of this Agreement and which are not inconsistent with its terms.

         19. Headings. The use of headings in this Agreement is only for ease of reference and the headings have no effect and are not to be considered a part or term of this Agreement.

         20. Each Party to Bear Own Costs. Except as provided herein, the parties agree that each party shall be responsible for the payment of its own costs, attorneys' fees, and all other expense in connection with the negotiation of this Agreement.

         21. Counterparts. This Agreement may be executed by the parties hereto in two or more counterparts, each of which shall be deemed to be an original, but all such counterparts shall constitute one and the same instrument, and all signatures need not appear on any one counterpart.


         22. FURTHER ACKNOWLEDGMENTS. EMPLOYEE FURTHER ACKNOWLEDGES THAT: (A) EMPLOYEE HAS READ THIS AGREEMENT; (b) EMPLOYEE HAS BEEN PROVIDED A FULL AND AMPLE OPPORTUNITY TO STUDY IT; (c) EMPLOYEE HEREBY IS ADVISED IN WRITING TO CONSULT WITH AN ATTORNEY PRIOR TO SIGNING THIS AGREEMENT; (d) EMPLOYEE HAS BEEN ADVISED THAT EMPLOYEE HAS TWENTY-ONE (21) DAYS FROM THE DATE THIS AGREEMENT IS PRESENTED TO EMPLOYEE IN WHICH TO CONSIDER THIS AGREEMENT AND WHETHER EMPLOYEE WILL ENTER INTO IT, ALTHOUGH EMPLOYEE MAY, IN THE EXERCISE OF EMPLOYEE'S DISCRETION, SIGN OR REJECT THIS AGREEMENT AT ANY TIME BEFORE THE TWENTY-ONE (21) DAY PERIOD EXPIRES; (E) EMPLOYEE HAS SEVEN (7) DAYS FOLLOWING EXECUTION OF THIS AGREEMENT TO REVOKE THE AGREEMENT BY DELIVERING TIMELY NOTICE OF EMPLOYEE'S REVOCATION TO THE CHAIRMAN OF THE BOARD OF DIRECTORS OF THE COMPANY; (f) THIS AGREEMENT SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE AND NO FUNDS SHALL BE EXCHANGED UNTIL THE SEVEN (7) DAY REVOCATION PERIOD HAS EXPIRED; (g) EMPLOYEE ENTERS INTO THIS AGREEMENT BASED UPON EMPLOYEE'S OWN KNOWLEDGE AND JUDGMENT AND NOT IN RELIANCE ON ANY REPRESENTATIONS OR PROMISES OF COMPANY OTHER THAN THOSE CONTAINED IN THIS AGREEMENT; (h) EMPLOYEE UNDERSTANDS THAT IF ANY FACTS OR MATTERS UPON WHICH EMPLOYEE HAS RELIED IN ENTERING INTO THIS AGREEMENT SHALL HEREINAFTER PROVE TO BE OTHERWISE, THIS AGREEMENT SHALL NEVERTHELESS REMAIN IN FULL FORCE AND EFFECT; AND (j) EMPLOYEE IS SIGNING THIS AGREEMENT VOLUNTARILY, WITHOUT COERCION, AND WITH FULL KNOWLEDGE THAT IT IS INTENDED, TO THE MAXIMUM EXTENT PERMITTED BY LAW, AS A COMPLETE AND FINAL RELEASE AND WAIVER OF ANY AND ALL CLAIMS.


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         In Witness Whereof, the parties have duly executed this Agreement as of
August 2, 1999.


Atrix Laboratories, Inc.                  Employee


By: /s/ WILLIAM C. O'NEIL                 By: /s/ JOHN W. URHEIM
   -------------------------------------     ------------------------------
   William C. O'Neil                            John E. Urheim
   Chairman of the Board of Directors


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                                    EXHIBIT B

                         TERMS OF CONSULTING ENGAGEMENT

         1. DUTIES. Assist the Company on acquisitions, licensing and other matters as deemed appropriate by the Company's interim Chief Executive Officer (or permanent Chief Executive Officer).

         2. COMPENSATION.

                     (a) Compensation. One Hundred and Fifty Dollars ($150.00)
            per hour, not including travel time unless approved in advance by the Chief Executive Officer of the Company.

                     (b) Expenses. The Company shall promptly pay or reimburse
            consultant for all reasonable expenses incurred by him in connection with the performance of his duties and responsibilities hereunder, and that are consistent with the Company's Travel and Expense Reimbursement Policy, as now existing or hereafter amended. All requests for reimbursed expenses shall be accompanied by such underlying documents or other evidence as are reasonably required to support the deduction of such expenses in accordance with the rules established by the Company.

                     (c) Invoices. Consultant will invoice the Company for
            billable time and expenses incurred monthly, if appropriate, by the 15th of the following month. The Company will distribute payment or reimbursement checks to consultant within thirty (30) days of receipt of the invoices by the Company's Accounts Payable department, subsequent to proper authorizations.

                     (d) Taxes. All compensation paid for consulting services
            shall constitute revenues to the consultant. To the extent consistent with applicable law, the Company will not withhold any amounts therefrom as federal income tax withholding from wages or as employee contributions under the Federal Insurance Contributions Act or any other state or federal laws. Consultant shall be solely responsible for the withholding and/or payment of any federal, state or local income or payroll taxes.


                                      B-1